Exhibit 10.27

November 20, 2006

Tom Ayers

[address]

Dear Tom:

This letter (the “Agreement”) is to confirm the agreement between you and Blue Coat Systems, Inc. (the “Company”) regarding the termination of your employment with the Company.

1.	Your employment with the Company will terminate on April 30, 2007 unless earlier terminated as described in this paragraph. You shall continue as an employee of the Company until April 30, 2007, provided that you may resign your employment on any earlier date for any reason or no reason. The Company may terminate your employment prior to April 30, 2007 only for Cause. For purposes of this Agreement only, “Cause” means (a) a material failure to comply with the Company’s written policies or rules, (b) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, or (c) gross misconduct. The earlier of April 30, 2007 or the earlier date that you resign as an employee or are terminated for Cause by the Company shall be referred to herein as the “Termination Date.” From the date of this Agreement through the Termination Date, you may continue to participate in those employee benefits for which you are an eligible employee. Until the Termination Date, the Company will continue paying you your current base salary. For the months of November and December, the Company will pay you one hundred percent (100%) of your variable compensation based on the FY2007 Sales Compensation Plan..

2.	Effective November 20, 2006 and continuing through and until the Termination Date, the Company shall employ you in a full-time position reporting directly to me, responsible for the transition of the NetCache business to the Company and other special projects assigned to you at my discretion. You understand and agree that through and until the Termination Date you will not commence employment with any other employer and that you will not render any services as an independent contractor or partner without the Company’s prior written consent. You agree that you will spend a minimum of 40 hours per week on your responsibilities to the Company.

3.	Although you are not otherwise entitled to receive any severance benefits from the Company, following the Termination Date provided (A) your employment is not terminated for Cause, and (B) you sign the Second Release attached hereto as Exhibit A, then on the first payroll date after the Effective Date of the Second Release, the Company will pay you the lesser of (i) a lump sum severance payment of fifty-seven thousand, six hundred and ninety-two dollars and thirty-one cents ($57,692.31), less all applicable withholdings, which is equal to twelve (12) weeks of your current base salary or (ii) a lump sum severance payment equal to the number of weeks remaining before April 30, 2007 times three thousand and forty-six dollars ($3846.00) (your weekly base salary payment), less all applicable withholdings. For example, if you voluntarily leave the Company on April 2, 2007 (four weeks before April 30, 2007), and you sign the Second Release, then you will be paid fifteen thousand, three hundred and eighty-four dollars ($15,384.00), less all applicable withholdings, which is equal to four (4) weeks of your current base salary. If you breach any provision of this Agreement, you understand and agree that you shall not be paid the severance payment described in this paragraph 3.

4.	On the Termination Date you will be paid all of your accrued but unused vacation and all of your salary earned through the Termination Date. You agree that prior to the execution of this Agreement you were not entitled to receive any further monetary payments from the Company, and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

5.	On the dates set forth below, the Company granted you options to purchase the number of shares of the Company’s common stock set forth below (each an “Option” and collectively, the “Options”). Each of the Options is evidenced by an option agreement (collectively, the “Option Agreements”) and is subject to the terms and conditions of the Company’s 1999 Equity Incentive Plan. As of August 25, 2006, you were vested in the number of shares indicated below:

Grant Date	Number of Shares	Vested	Unvested
11/20/02	66,000	61,875	4,125
6/17/03	10,000	8,125	1,875
2/4/04	10,350	2,836	7,514
2/4/04	14,650	11,225	3,425
5/23/05	3,989	0	3,989
8/16/05	10,000	10,000	0
5/23/05	11,011	4,687	6,324

Your Options will continue to vest until your Termination Date. If a Change in Control occurs prior to the Termination Date, vesting of the Options will accelerate in accordance with the existing terms of the Option Agreements.

Pursuant to the Option Agreements, you will have ninety (90) days following your Termination Date to exercise the Options with respect to the vested but unexercised shares. You acknowledge that all terms, conditions and limitations applicable to the Options pursuant to the Option Agreements shall remain in full force and effect.

6.	You acknowledge that you have continuing obligations under the Federal and state securities laws for a period of time following your cessation of employment, including (without limitation) under Rule 144 and Section 16, and that you may not sell shares of the Company’s common stock in violation of the Company’s insider trading policy or in violation of Rule 10b-5.

7.	In consideration for the Company’s agreement to modify your at-will employment relationship and to provide you an opportunity to be paid a severance payment as described in paragraphs 1 and 3 above, you waive and release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors, or past or present subsidiaries, stockholders, officers, directors, agents, consultants, attorneys, employees and assigns, and employee benefit plans with respect to any matter (without limitation) arising out of or connected with your employment with the Company or the termination of that employment, including without limitation, claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, breach of the covenant of good faith and fair dealing, any claims of discrimination or harassment based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

8.	You expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.”

9.	You agree that you will never, individually or with any other person, commence, aid in any way (except as required by legal process) or prosecute, or cause or permit to be commenced or prosecuted, any action or other proceeding based on any claim that is the subject of this Agreement.

10.	Nothing contained in this Agreement shall constitute or be treated as an admission by you or the Company of liability, of any wrongdoing, or of any violation of law.

11.	You and the Company understand and agree that nothing in this Agreement shall modify in any manner any indemnification and/or insurance rights you may have pursuant to the Company’s Certificate of Incorporation, Bylaws or any applicable insurance policy for officers and directors liability.

12.	At all times in the future, you will remain bound by the Company’s Proprietary Information and Invention Agreement signed by you on October 26, 2002, a copy of which is attached as Exhibit A.

13.	You acknowledge that you have no other stock rights in the Company (or any parent or subsidiary) other than those rights enumerated in this paragraph and in paragraph 4 and other than shares you own and that are in your possession.

14.	You agree that you will not disclose to others the fact or terms of this Agreement, except that you may disclose such information to your attorney or accountant in order for such individuals to render services to you if such individuals agree that they will not disclose to others the existence or terms of this Agreement or unless otherwise required by law and only to the extent required.

15.	You agree that except as expressly provided in this Agreement, this Agreement renders null and void any and all prior agreements between you and the Company. You and the Company agree that this Agreement constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

16.	This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

17.	You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.

18.	Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in Santa Clara County, California, except that any alleged breach of the Company’s Proprietary Information and Inventions Agreement shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.

19.	You have up to twenty-one (21) days after receipt of this Agreement within which to review it and to discuss with an attorney of your own choosing, at your own expense, whether or not you wish to sign it. Furthermore, you have seven (7) days after you have signed this Agreement during which time you may revoke this Agreement.

20.	If you wish to revoke this Agreement, you may do so by delivering a letter of revocation to me. Because of this revocation period, you understand that this Agreement shall not become effective or enforceable until the eighth day after the date you sign this Agreement.

Please indicate your agreement with the above terms by signing below.

Sincerely,

/s/ Brian NeSmith
Brian NeSmith
President & CEO

My agreement with the above terms is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed:	/s/ Tom Ayers	Dated:
Tom Ayers

Exhibit A – PIIA